Exhibit 3.3

CERTIFICATE OF CORRECTION
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DYNCORP INTERNATIONAL INC.

DynCorp International Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.             The name of the Corporation is DynCorp International Inc.

2.             An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 3, 2006 and said Amended and Restated Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.             The inaccuracy or defect of said Amended and Restated Certificate of Incorporation is that Article FOURTH, Paragraph B, Section 3(b) inadvertently references “May 8, 2006” instead of “May 9, 2006” in two places.

4.             Article FOURTH, Paragraph B, Section 3(b) of the Amended and Restated Certificate of Incorporation is corrected by changing the date “May 8, 2006” to “May 9, 2006” in both places where “May 8, 2006” is referenced to therein.

IN WITNESS WHEREOF, DnyCorp International Inc. has caused this Certificate to be executed this 4th day of May 2006.

DYNCORP INTERNATIONAL INC.

By:	/s/ R.Y. Morrel
Name: R.Y. Morrel
Title: Senior Vice President and General Counsel